Exhibit 10.12
March 14, 2025
Simon Mawson
115 Tabor Road
Morris Plains, New Jersey 07950
Re:    Offer Letter
Dear Simon:
I am pleased to confirm our offer to you to become the Senior Vice President, Advanced Industrial Solutions (“SVP, AIS”) of Advanced Materials Spinco (the “Company” or “Spinco”), a wholly owned subsidiary of Honeywell International Inc. (“Honeywell”) that is expected to be spun off as an independent public company at some point in the latter half of 2025 or early 2026 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). The role, which is effective on the Separation Date (“Effective Date”), is based in Morris Plains, New Jersey and will report directly to Spinco’s Chief Executive Officer.
This offer is contingent on a successful completion of the spin-off.
In connection with your new role, you will be entitled to the following compensation and benefits package with Spinco:
COMPENSATION
Base Salary: As of the Effective Date, your annual base salary will be $475,000. After the Separation Date, your base salary shall adjusted by the compensation committee of Spinco’s Board of Directors from time to time. Adjustments are based on your performance and other relevant factors.
Annual Incentive Compensation Opportunity From the Company: Your initial target incentive compensation opportunity with the Company will be 75% of your annual cash base salary earnings during the year. For the calendar year that contains the Separation Date, you will be eligible for an incentive compensation award from the Company for post-Separation Date earnings. Company incentive compensation awards are paid in the first quarter of the following year.
Pre-Separation Date Annual Incentive Compensation Opportunity: You will continue to be eligible to receive an incentive compensation award for your services with Honeywell up through the Separation Date. Such award shall be based on your pre-Separation Date cash base salary earnings and incentive plan target percentage with Honeywell for the pre-separation period and shall be payable in the first quarter of the following year. Honeywell retains the right to assign the related payment obligation to the Company.
Annual Long-Term Incentive Awards From the Company: After the Separation Date, when you become the SVP, S&D of Spinco, you will be eligible to receive annual long-term incentive (“LTI”) awards from Spinco consisting of stock options, restricted stock units, or cash awards, or some combination thereof, as determined by the Spinco in its sole discretion. The Spinco awards shall have an annual target grant date value equal to $600,000. The actual size and mix of your future Spinco LTI awards will be determined by the compensation committee of Spinco’s Board of Directors based on your performance and future career potential. The terms of the Spinco LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.
Founders Grant: As a member of the Company’s initial leadership team, you will be granted $1,000,000 worth of Company restricted stock units as of the Separation Date as a “Founder’s Grant.” These restricted stock units will vest 50%/50% on the third and fourth anniversaries of the grant date, provided in all cases you remain employed by the Company on the applicable anniversaries. The terms of the Founder’s Grant will be governed by the terms of the applicable stock plan and the relevant award agreements.
The Founder’s Grant is expressly conditioned on the successful spin-off of Honeywell’s Advanced Materials business as an independent public company.
OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
•Welfare and Retirement: As provided to other employees of Spinco (to be determined).
•Vacation: As provided to other senior executives of Spinco (to be determined).
•Excess Liability Insurance: As provided to other senior executives of Spinco (to be determined).
•Executive Severance: As provided to other senior executives of Spinco (to be determined).
STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS
As an Executive Officer of Spinco, you will be required to hold a multiple of your annual base salary in Company shares in accordance with the Company’s Stock Ownership Guidelines (to be determined).
INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS
As a condition of this employment offer, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, Spinco’s intellectual property agreement and noncompete agreement for senior executives. Such agreements will be provided to you prior to the Separation Date.
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by electronically signing this offer letter via DocuSign.

Simon, we are excited to be extending this offer to you and look forward to working with you as you transition to your new role. Your experience and background will be an asset to Spinco.
If you have any questions or need any further information about our offer, please contact me directly.
Congratulations,
Karen Mattimore
Senior Vice President and Chief Human Resources Officer
Read and Accepted:

/s/ Simon Mawson	3/18/2025
SIMON MAWSON (H513889)	Date
All businesses experience changing conditions.  Accordingly, the Company reserves the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Spinco will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or the Company may terminate your employment at any time.